Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-352-2200

UFP Technologies Announces Q3 Results

Georgetown, Mass., November 4, 2014.  UFP Technologies, Inc.  (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.1 million or $0.29 per diluted common share outstanding for its third quarter ended September 30, 2014, compared to net income of $2.9 million or $0.41 per diluted common share outstanding for the same period in 2013. Sales for the third quarter were $35.4 million compared to third quarter 2013 sales of $34.7 million.  Net income for the nine-month period ended September 30, 2014, was $6.0 million or $0.84 per diluted common share outstanding compared to $7.9 million or $1.11 per diluted common share outstanding for the same period of 2013.  Sales for the nine-month period ended September 30, 2014, were $104.0 million, compared to sales of $104.2 million for the same period in 2013.

“We experienced modest sales growth in Q3, as continued strength in our medical market and an uptick in military orders helped offset a decline in our automotive market,” said R. Jeffrey Bailly, Chairman & CEO.  “As expected, our operating results were impacted by a number of important strategic initiatives designed to optimize our platform and position us for long-term growth.”

“We have made great progress on these initiatives, and put many of these one-time expenses behind us,” Bailly continued. “For example, our Midwest consolidation is complete and our California consolidation is well underway. In Texas, our new molded fiber operation is up and running, and we are now incorporating our local foam fabrication plant into that facility as well. In addition, two more plants recently came online with our new ERP system, which should enhance our business in a number of critical ways.”

“Our ability to execute all these initiatives at once is a testament to the strength and depth of our management team,” Bailly said. “As we continue to complete them in a timely manner, we expect improved results to follow.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages relating to the Company’s decisions to consolidate its Midwest and California facilities and the expected costs savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, anticipated advantages the Company expects to realize as a result of its new ERP software system, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	Q3 2014 earnings

Consolidated Condensed Statement of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$35,406	$34,700	$104,040	$104,229
Cost of sales	25,723	24,538	75,773	74,445
Gross profit	9,683	10,162	28,267	29,784
SG&A	5,871	5,678	18,161	17,700
Restructuring costs	772	—	1,096	—
(Gain) loss on sale of fixed assets	(58)	—	(70)	11
Operating income	3,098	4,484	9,080	12,073
Interest expense	(20)	(43)	(69)	(128)
Other income	101	—	201	—
Income before income taxes	3,179	4,441	9,212	11,945
Income taxes	1,113	1,554	3,224	4,046
Net income from consolidated operations	$2,066	$2,887	$5,988	$7,899

Net income per share outstanding	$0.29	$0.42	$0.85	$1.16
Net income per diluted share outstanding	$0.29	$0.41	$0.84	$1.11

Weighted average shares outstanding	7,055	6,840	7,018	6,802
Weighted average diluted shares outstanding	7,186	7,112	7,170	7,096

Consolidated Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets:
Cash	$33,048	$37,303
Receivables	18,565	17,032
Inventories	13,500	11,048
Other current assets	3,060	3,449
Net property, plant, and equipment	33,539	25,507
Other assets	10,426	10,681
Total assets	$112,138	$105,020
Liabilities and equity:
Short-term debt	$989	$976
Accounts payable	5,269	3,081
Other current liabilities	7,001	8,265
Long-term debt	2,123	2,867
Other liabilities	3,753	4,241
Total liabilities	19,135	19,430
Total equity	93,003	85,590
Total liabilities and stockholders’ equity	$112,138	$105,020